Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

March 14, 2022

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Re: Huntington Bancshares Incorporated Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Huntington Bancshares Incorporated, a Maryland corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “Act”), on March 14, 2022 relating to the proposed offer by the Company to exchange (the “Exchange Offer”) the Company’s outstanding 2.487% Fixed-to-Fixed Subordinated Notes due 2036 (the “Old Notes”) for an equal principal amount of the Company’s registered 2.487% Fixed-to-Fixed Subordinated Notes due 2036 (the “Exchange Notes”).

The Old Notes were issued, and the Exchange Notes will be issued, under the Subordinated Debt Indenture, dated as of December 29, 2005 (the “Base Indenture”), between the Company, as the issuer, and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture dated as of August 16, 2021, between the Company and the Trustee (the “Second Supplemental Indenture”; together with the Base Indenture, the “Indenture”).

The Company is proposing the Exchange Offer in accordance with the terms of a Registration Rights Agreement with respect to the Old Notes by and among the Company, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, and Huntington Securities, Inc., dated as of August 16, 2021 (the “Registration Rights Agreement”).

In rendering the opinions expressed in this letter, we have examined the Registration Statement, the Indenture, the form of the Exchange Notes, and originals or copies certified or otherwise identified to our satisfaction of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or appropriate for the purposes of this letter. The Exchange Notes and the Indenture are referred to herein as the “Transaction Documents.” We have also conducted such investigations of fact and law as we have deemed necessary or advisable for purposes of this letter. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies and the legal capacity of all individuals executing such documents. As to any facts material to the opinions expressed below, we have, with your consent, relied upon the statements, certificates and representations of officers and other representatives of parties to the Transaction Documents and of the Company. We have also assumed (i) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed, (ii) that each of the Transaction Documents constitutes the valid and binding obligation of each party thereto, enforceable against them in accordance with its terms (other than as expressly covered by our opinions below in respect of the Company) and (iii) all Exchange Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the preliminary prospectus, dated the date hereof, included in the Registration Statement (the “Prospectus”). We have also assumed that the terms of the Exchange Notes have been established so as not to, and that the execution, delivery and performance of the Transaction Documents by each party thereto do not (x) contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents, (y) violate any law, rule or regulation applicable to it or any judicial or regulatory order of decree of any governmental authority, or (z) result in any conflict with, default under or violation or breach of any agreement or document binding on it. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Transaction Documents or the transactions governed by the Transaction Documents, in each case as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company and the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Maryland, we have relied upon the opinion dated on or about the date hereof of Venable LLP, special counsel to the Company, which opinion is being filed as an exhibit to the Registration Statement.

Based upon the foregoing, and subject to the qualifications set forth in this letter, it is our opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Old Notes have been exchanged in the manner described in the Prospectus, (iii) the Exchange Notes have been duly executed, authenticated, issued and delivered by the Company in accordance with the terms of the Indenture, against receipt of the Old Notes surrendered in exchange therefor, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of “blue sky” laws have been complied with, the Exchange Notes proposed to be issued pursuant to the Exchange Offer will constitute valid and legally binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or remedies generally and by general equitable principles (whether considered in a proceeding in equity or at law).

The opinion set forth above is subject to the effects of (a) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (b) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (c) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration, or (vi) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

The opinions expressed herein are also subject to the following qualifications and comments:

a)

Any provisions of the Transaction Documents that permit any party thereto to take action or make determinations, or to benefit from indemnities and similar undertakings of any party to the Transaction Documents, may be subject to a requirement that such action be taken or such determinations be made, and any action or inaction by such party that may give rise to a request for payment under such an undertaking be taken or not taken, on a reasonable basis and in good faith.

b)

We express no opinion as to (i) whether a federal or state court outside New York would give effect to any choice of law provided for in the Transaction Documents, (ii) any provisions of the Transaction Documents that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Transaction Documents or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Transaction Documents or (iv) any waiver of jury trial found in the Transaction Documents.

We hereby consent to the filing of a copy of this letter as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This letter speaks only as of its date, and we undertake no (and hereby disclaim any) obligation to update this letter.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz